Exhibit 99.1

Allegro Biodiesel Corporation 6033 West Century Boulevard, Suite 1290 Los Angeles, California 90045 Tel: (310) 670-2093 Fax: (310) 670-4107

Allegro to Pursue (1) Orderly Wind-Down and (2) Termination of Reporting Obligations

Los Angeles, CA October 8, 2009 – Allegro Biodiesel Corporation (OTC: ABDS) (“Allegro” or the “Company”) released the following statement today.

In our most recent 10-Q, we indicated that unless we received a suitable offer for a strategic or other transaction (such as a reverse merger) in the near future, we would likely wind down and dissolve the Company, and that we have engaged insolvency counsel.  We have not received any suitable offers, and thus we are now focused on pursuing an orderly wind-down in a manner that will be in the best interest of the stakeholders.  The Company has no operations, a modest amount of cash and some illiquid assets (including the litigation claim referenced below).  Our current view is that a bankruptcy proceeding is unlikely to yield the best results for our stakeholders (due to, among other things, the high costs of such a proceeding).  Instead, we hope to effect a gradual wind-down over time, and without resort to bankruptcy court.  However, there can be no assurances that we will be able to effect such a wind-down. (A recent article in the Wall Street Journal noted that numerous companies in the biodiesel industry have filed for bankruptcy.)

In any event, we do not expect to have sufficient assets to make any liquidating distribution to the holders of our Common Stock.  There can be no assurance that we will be able to pay or otherwise provide for our outstanding liabilities.  Even if we are able to do so, under the terms of our outstanding Convertible Preferred Stock, we would not be able to make any distributions to the holders of our Common Stock unless we first satisfied the liquidation preference of the Convertible Preferred Stock.  The aggregate liquidation preference of the Convertible Preferred Stock is approximately $29.5 million.  We do not foresee any set of circumstances that would allow us to fully satisfy this liquidation preference.  Thus, we do not foresee any set of circumstances that would allow us to make any distribution to the holders of our Common Stock.

The Company is also exploring options for terminating its status as a reporting company under the Securities Exchange Act of 1934. The costs of preparing and filing documents with the Securities Exchange Commission (together with the related expenses of being a public reporting company) are significant expenses for the Company.  In light of the very limited trading in our Common Stock and our recent review of the number of record holders thereof, and given that we do not foresee any realistic prospect of any distribution to, or residual value for, holders of our Common Stock, we believe that, on balance, it is in the best interests of the Company to reduce these expenses to the greatest degree practical.

Thus, we anticipate that we will likely file a Form 15 with the SEC in the near future.  Immediately upon filing a Form 15, most of our obligations to file reports (such as Quarterly Reports on Form 10-Q) with the SEC would be suspended.  We anticipate that the Form 15 would become effective approximately 90 days after filing; at that point our status as a reporting company under the Securities Exchange Act of 1934 would be officially terminated.  As a result of filing a Form 15, we expect that our Common Stock will cease to trade on the OTC Bulletin Board in due course.  We do not intend to take any actions to facilitate quotation of our Common Stock on the “Pink Sheets.”

The Company has recently filed a complaint in the United States District Court for the Southern District of New York against certain former members (the “Former Members”) of Vanguard Synfuels, LLC (“Vanguard”).  The complaint alleges that the Former Members made certain material misstatements and failed to disclose certain material facts in connection with the Company’s original acquisition of Vanguard from the Former Members in September 2006.  The complaint seeks an unspecified amount of damages, interest and attorneys’ fees.  We intend to vigorously pursue this claim; however, litigation is inherently uncertain and there can be no assurances as to whether we will be successful.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses any beliefs, plans or expectations about future performance or actions, possible strategic transactions, future disclosures or filings, or other statements about the future, such statements are forward-looking.  Without limiting the generality of the foregoing, any statements made herein regarding the planned wind-down of the Company, potential outcomes of such a wind-down or any bankruptcy or other proceedings, our ability to liquidate assets, whether we will be able to satisfy creditors or the liquidation preference of our Convertible Preferred Stock, and our plans to file a Form 15 and the timing and impact thereof should be considered forward-looking statements. These statements are subject to a number of risk factors and uncertainties (including factors outside of our control, such as actions of third parties) that could cause actual results to differ materially from those described or implied herein.  In the addition, we reserve the right to abandon, withdraw or change any of the planned actions described herein. Risk factors may also include the risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Annual Report on Form 10-KSB for the year ended December 31, 2008, and our subsequent Quarterly Reports on Form 10-QSB for the quarterly periods ended on March 31, 2009 and June 30, 2009.  The foregoing is not meant to be an exclusive list.  Except as may be otherwise required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Contact:
Cathy Valentino
310.670.2093
cvalentino@oceanparkadvisors.com